Exhibit 99.08

POWER OF ATTORNEY

THRC Management, LLC, a Texas limited liability company (“THRC Management”), represented by Dan H. Wilks, Manager, hereby authorizes Robert B. Early to represent THRC Management to execute and file on THRC Management’s behalf all SEC forms (including any amendments thereto) that THRC Management may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of THRC Management’s position with, or direct or indirect ownership of, or transactions in securities by or on behalf of THRC Management. The authority of such individual under this Statement shall continue for as long as THRC Management is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to THRC Management. I hereby acknowledge that such individual is not assuming any of THRC Management’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:

June 29, 2026

THRC Management, LLC

By:	/s/ Dan H. Wilks
Name: Dan H. Wilks
Title: Manager